Exhibit 10.1

GENERAL RELEASE

American Healthcare Opps Holdings, LLC (the “Company”), and Danny Prosky (“Employee”) hereby enter into this General Release in connection with Employee’s termination of his employment with the Company (this “Agreement”):

1.
Employee’s employment with the Company was terminated effective July 21, 2026 (the “Termination Date”). Employee was paid his normal wages through and including July 21, 2026, as well as all accrued and unused vacation time.

2.
Employee represents that he is signing this Agreement voluntarily and with a full understanding of and in agreement with its terms.

3.
Employee and the Company acknowledge and agree that, in addition to the amounts set forth in Section 3.3 of the American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan (the “Severance Plan”), in consideration for Employee’s execution and non-revocation of this Agreement:

3.1.
Subsidy Payment. In acknowledgment of the expenses that Employee is expected to incur with respect to continuation coverage under the Company’s medical plans, the Company (or a parent or subsidiary thereof) will pay to Employee, within thirty (30) days following Employee’s execution of this Agreement and completion of the applicable non-revocation period, a lump sum cash payment of $35,000 (the “Subsidy Payment”).

3.2.
Accelerated Vesting of Restricted Stock. Employee entered into a Restricted Stock Award Agreement with American Healthcare REIT, Inc. (“AHR”) dated as of February 9, 2024, pursuant to which Employee was granted 222,222 shares of AHR common stock, subject to time-based vesting conditions (the “IPO Restricted Stock”). As of the Termination Date, 50% of the shares of IPO Restricted Stock vested, while the remaining 50% remains unvested (such unvested IPO Restricted Stock, the “Unvested Stock”). In consideration for Employee’s execution and non-revocation of this Agreement, the portion of the Unvested Stock that is not otherwise scheduled to vest in accordance with Section 3.3 of the Severance Plan shall become fully vested, effective upon the completion of the non-revocation period of the Agreement without revocation by Employee (the “Accelerated Vesting”).

Employee’s Initials

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4.
a. Employee understands that, notwithstanding the termination of Employee’s employment, he is obligated to maintain confidential any and all privileged, confidential, and/or proprietary information of the Company, including but not limited to client lists, attorney work product, billing rates, budgets, client documents, or other confidential or proprietary Company or client information to which Employee had access in the performance of his job duties. Employee acknowledges and agrees to abide by the obligations under that letter agreement included as an exhibit to the Severance Plan.

b. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee (or Employee’s attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Employee might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Employee’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or sexual harassment, when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law. Finally, nothing in this Agreement shall be construed to prohibit Employee from engaging in protected concerted activity under

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the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other government agencies.

5.
Employee, for himself or herself and his or her heirs, successors and assigns, does hereby release, acquit and forever discharge the Company, its parent company, AHR, and each of the Company’s and AHR’s former and/or current owners, executives, partners, managers, attorneys, employees, agents, and related affiliates, parents, subsidiaries, or sister companies and their former and/or current owners, partners, executives, managers, attorneys, employees, and/or agents (collectively the “Released Parties”), from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages or accountings of whatever nature, whether known or unknown, which he or she or his or her heirs may have against the Released Parties based on any actions or events which occurred prior to the date he or she executes this Agreement, including but not limited to, those related to, or arising from, Employee’s separation from the Company and/or arising under the Severance Plan. This includes, but is not limited to, a release of all rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any public policy or any federal, state or other governmental statute, regulation or ordinance, and any amendments thereto (such as, but not limited to, the Fair Employment and Housing Act, Title VII, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consumer Credit Reporting Agencies Act, the California Labor Code and governing Industrial Welfare Commission Wage Order, and/or all other laws governing persons in the State of California) (hereinafter collectively, “Claim” or “Claims”) from the beginning of time to the date of execution hereof to the fullest extent permitted by state and federal law. Employee further agrees to waive Employee’s right to any monetary or equitable recovery in connection with any federal, state, or local administrative agency’s investigation into any claims arising out of or related to his or her employment with and/or separation from employment with the Company to the fullest extent permitted by law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, or any other claim that by law may not be released.

6.
It is further understood and agreed, and Employee acknowledge that Employee has been advised by legal counsel that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

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A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the Release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties, on the date Employee executes this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.

7.
Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which he might otherwise have had against the Released Parties regarding any aspect of his employment, including the termination of his employment, up to the date he executes this Agreement. This waiver and release does not cover rights or claims that arise after the date this Agreement is signed by Employee.
7.1.
Employee was given a copy of this Agreement on July 21, 2026, and was informed that he had 21 calendar days to consider this Agreement and that if he signs this Agreement before the end of such 21-day period, he will have done so voluntarily and with full acknowledgment that he is waiving his right to have 21 days to consider this Agreement before signing it.
7.2.
Employee was informed that he has seven (7) days following the date of the execution of this Agreement in which to revoke in writing the release of rights or claims that he may have arising under the ADEA. Any revocation must be in writing and must be received by the Company (to the attention of Mark E. Foster, Executive Vice President, General Counsel) during the seven-day revocation period. In the event that Employee exercises his right of revocation, all releases relating to or under the ADEA and obligations by the Company under this Agreement shall become null and void.
7.3.
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

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7.4.
In the event that Employee exercises his right of revocation, the release of his rights under the ADEA shall become null and void. Employee’s revocation rights shall extend only to his rights under the ADEA and no other rights released by this Agreement. If Employee does not advise the Company (by a writing received by the Company’s General Counsel) within such seven-day period of his intent to revoke the Agreement, Employee has waived his right to revoke the Agreement and the ADEA release will become effective on the eighth day following Employee’s execution and delivery to the Company of the Agreement (the “ADEA Effective Date”).
7.5.
Employee has voluntarily chosen to enter into this Agreement and has not been forced to sign it in any way.
8.
Except as required in connection with Employee’s continued service to the Company as a member of the Board of Directors or as otherwise approved by the General Counsel of the Company, Employee agrees to return all Company property (keys, badges, access cards, etc.) provided and/or issued to him no later than the date of the execution of this Agreement to the extent Employee has not already done so.

9.
This Agreement contains all the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements between them. Employee understands that he or she is waiving legal rights by signing this Agreement, and that he has been advised to consult, and has consulted, with an attorney and/or other persons to the full extent he wanted to do so before signing this Agreement. For the avoidance of doubt, Employee acknowledges that he is not entitled to any amounts other than the amounts due under Section 3.3 of the Severance Plan, Subsidy Payment and the Accelerated Vesting.

10.
Any dispute regarding the validity or terms of this Agreement or any aspects of Employee’s employment or his separation from employment with the Company, including but not limited to any claim under federal or state law prohibiting discrimination and harassment, and any other disputes between the parties shall be resolved by a judicial arbitrator selected in accordance with the procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, as the exclusive remedy for any such dispute.

11.
This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.
The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

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13.
The effective date of this Agreement shall be the date signed by Employee below except as to the ADEA waiver which shall become effective on the ADEA Effective Date.

[Signature page follows]

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COMPANY

AMERICAN HEALTHCARE OPPS HOLDINGS, LLC,

a Delaware limited liability company

By: /s/ Mark E. Foster
Mark E. Foster, Authorized Signatory

EMPLOYEE

Danny Prosky

Signature: /s/ Danny Prosky

Name: Danny Prosky

Date signed: 7/21/26